Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Jana Haynes	Julie Craven
(507) 437-5248	(507) 437-5345
jlhaynes@hormel.com	media@hormel.com

HORMEL FOODS REPORTS RECORD SECOND QUARTER RESULTS

AUSTIN, Minn. (May 21, 2014) — Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal year 2014 second quarter.  All comparisons are to the second quarter of fiscal 2013.

HIGHLIGHTS

Second Quarter

•                  Record diluted EPS of $0.52, up 13 percent from $0.46 per share

•                  Segment operating profit increased 14 percent

•                  Record dollar sales of $2.2 billion, up 4 percent; volume down 1 percent

•                  Grocery Products operating profit up 16 percent; volume up 1 percent; dollar sales flat

•                  Refrigerated Foods operating profit up 38 percent; volume flat; dollar sales up 10 percent

•                  Jennie-O Turkey Store operating profit up 2 percent; volume down 5 percent; dollar sales down 1 percent

•                  Specialty Foods operating profit down 26 percent; volume down 14 percent; dollar sales down 12 percent

•                  International & Other operating profit up 34 percent; volume up 26 percent; dollar sales up 23 percent

The company reported fiscal 2014 second quarter net earnings of $140.1 million, up 12 percent from net earnings of $125.5 million a year earlier. Diluted earnings per share for the quarter were $0.52, up 13 percent compared to $0.46 last year.  Sales for the quarter were $2.2 billion, up 4 percent from the same period in fiscal 2013.

COMMENTARY

“Our team achieved a record second quarter both in terms of dollar sales and earnings per share,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer.  “We improved operating profit margins on a total company basis and in four of our five segments.”

“Beneficial pork operating margins and growth in our value-added foodservice business drove our Refrigerated Foods segment results.  Our Grocery Products and International segments continued to deliver distribution gains with SKIPPY® peanut butter this quarter,” commented Ettinger.  “Favorable turkey commodity markets and growth in value-added product sales helped to mitigate lower live production results in our Jennie-O Turkey Store segment,” stated Ettinger.

SEGMENT OPERATING HIGHLIGHTS — SECOND QUARTER

Grocery Products (17% of Net Sales, 25% of Total Segment Operating Profit)

Grocery Products operating profit increased 16 percent, aided in part by a favorable comparison to fiscal 2013 which included SKIPPY® peanut butter acquisition costs.  Total segment sales were flat.  SKIPPY® peanut butter products, HORMEL® bacon toppings, and the HERDEZ® line of products within our MegaMex Foods joint venture delivered sales growth.  Sales of our SPAM® family of products and HORMEL® COMPLEATS®  microwave meals declined in the second quarter.

Refrigerated Foods (50% of Net Sales, 34% of Total Segment Operating Profit)

Refrigerated Foods segment profit increased 38 percent.  Higher pork operating margins offset elevated raw material costs in the value-added businesses.  Sales for the quarter were up 10 percent, led by retail sales of BLACK LABEL® bacon, HORMEL® REV® snack wraps, and HORMEL® COUNTRY CROCK® side dishes.  Foodservice sales of HORMEL® FIRE BRAISEDTM meats, OLD SMOKEHOUSE® Pecanwood Smoked Bacon, and NATURAL CHOICE® deli meats also increased.

Jennie-O Turkey Store (17% of Net Sales, 24% of Total Segment Operating Profit)

Jennie-O Turkey Store segment profit increased 2 percent this quarter.  Strong commodity turkey prices and lower feed costs were offset by lower live production performance and higher fuel expenses from the extended harsh winter.  Sales were down 1 percent with lower bird weights driving lower volumes.  Sales of value-added products increased this quarter, including JENNIE-O® fresh lean ground turkey tray packs, turkey breakfast sausage, and turkey bacon.

Specialty Foods (10% of Net Sales, 8% of Total Segment Operating Profit)

The Specialty Foods segment posted operating profits 26 percent lower than last year with a 12 percent decrease in sales.  Lower segment results were largely due to the July 2013 expiration of the agreement allowing Diamond Crystal Brands to sell certain sugar substitutes into foodservice trade channels.

International & Other (6% of Net Sales, 9% of Total Segment Operating Profit)

The International & Other segment continued to generate strong growth with segment profits up 34 percent and a sales increase of 23 percent.  The China business delivered excellent results with growth in pork and the addition of SKIPPY® peanut butter.  Segment results were also driven by robust export sales.

OUTLOOK

“Our team continues to generate growth through innovative new value-added products, such as our HORMEL® BACON 1TM fully cooked bacon launched in foodservice channels this quarter by the Refrigerated Foods segment and SKIPPY® Singles Creamy peanut butter items recently introduced by the Grocery Products segment,” commented Ettinger.

“Elevated pork, beef, turkey, and avocado costs, driven by tighter raw material supplies, are presently compressing margins on many of our value-added products.  We are maintaining our fiscal 2014 guidance range of $2.17 to $2.27 per share, but expect these cost pressures to push our full year earnings toward the lower end of this range,” stated Ettinger.  “Even with these short term challenges, I am pleased with our team’s ability to deliver growth by providing consumers with valued, innovative products.”

DIVIDENDS

Effective May 15, 2014, the company paid its 343rd consecutive quarterly dividend, at the annual rate of $0.80.

CONFERENCE CALL

A conference call will be webcast at 8:00 a.m. CT on Wednesday, May 21, 2014. Access is available at www.hormelfoods.com. The call will also be accessible via telephone by dialing 877-941-8609 and providing the access code 4679596.  An audio replay is available by calling 800-406-7325 and entering access code 4679596.  The audio replay will be available beginning at 10:30 a.m. CT on Wednesday, May 21, 2014, through 11:59 p.m. CT on June 4, 2014.  The Webcast replay will be available at 10:30 a.m. CT, Wednesday, May 21, 2014, and archived for one year.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s (S&P) 500 Index, S&P Dividend Aristocrats for 2013, was named the 2013 Sustainable Supply Chain of the Year by Refrigerated & Frozen Foods magazine, and was again named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the sixth year in a row.  Hormel Foods was been recognized on the G.I. Jobs magazine list of America’s Top 100 Military Friendly Employers in 2012 and 2013, and named one of the 2014 40 Best Companies for Leaders by Chief Executive magazine.  The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors on pages 28 - 35 in the company’s Form 10Q for the quarter ended January 26, 2014, which can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”

“Country Crock” is a registered trademark of the Unilever Group of Companies and is used under license.  All rights reserved.

SEGMENT DATA

Fiscal 2014 Second Quarter Segment Operating Results (dollars in thousands)

SECOND QUARTER — THIRTEEN WEEKS ENDED

NET SALES	April 27, 2014	April 28, 2013	% Change
Grocery Products	$392,030	$393,505	(0.4)
Refrigerated Foods	1,111,244	1,011,370	9.9
Jennie-O Turkey Store	380,425	384,739	(1.1)
Specialty Foods	217,176	245,691	(11.6)
International & Other	143,991	117,381	22.7
Total	$2,244,866	$2,152,686	4.3

OPERATING PROFIT
Grocery Products	$54,890	$47,295	16.1
Refrigerated Foods	75,397	54,680	37.9
Jennie-O Turkey Store	52,808	51,999	1.6
Specialty Foods	19,134	25,967	(26.3)
International & Other	20,863	15,618	33.6
Total segment operating profit	223,092	195,559	14.1
Net interest and investment expense (income)	3,399	2,026	67.8
General corporate expense	7,152	9,751	(26.7)
Noncontrolling interest	616	1,121	(45.0)
Earnings before income taxes	$213,157	$184,903	15.3

YEAR TO DATE — TWENTY-SIX WEEKS ENDED

NET SALES	April 27, 2014	April 28, 2013	% Change
Grocery Products	$793,550	$727,645	9.1
Refrigerated Foods	2,239,665	2,074,771	7.9
Jennie-O Turkey Store	779,825	775,073	0.6
Specialty Foods	413,155	479,536	(13.8)
International & Other	261,343	211,902	23.3
Total	$4,487,538	$4,268,927	5.1

OPERATING PROFIT
Grocery Products	$111,232	$97,208	14.4
Refrigerated Foods	160,696	108,470	48.1
Jennie-O Turkey Store	112,353	110,944	1.3
Specialty Foods	40,389	49,728	(18.8)
International & Other	43,420	32,729	32.7
Total segment operating profit	468,090	399,079	17.3
Net interest and investment expense (income)	5,320	3,310	60.7
General corporate expense	16,068	16,395	(2.0)
Noncontrolling interest	1,726	2,450	(29.6)
Earnings before income taxes	$448,428	$381,824	17.4

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	April 27, 2014	April 28, 2013	April 27, 2014	April 28, 2013

Net sales	$2,244,866	$2,152,686	$4,487,538	$4,268,927

Cost of products sold	1,866,108	1,799,885	3,710,138	3,571,933

GROSS PROFIT:	378,758	352,801	777,400	696,994

Selling, general and administrative	165,785	173,066	331,974	328,897

Equity in earnings of affiliates	3,583	7,194	8,322	17,037

OPERATING INCOME:	216,556	186,929	453,748	385,134

Other income & expenses:
Interest & investment (expense) income	(306)	1,116	867	2,926
Interest expense	(3,093)	(3,142)	(6,187)	(6,236)

EARNINGS BEFORE INCOME TAXES:	213,157	184,903	448,428	381,824

Provision for income taxes	72,451	58,262	153,264	124,138
(effective tax rate)	33.99%	31.51%	34.18%	32.51%

NET EARNINGS	140,706	126,641	295,164	257,686
Less: net earnings attributable to noncontrolling interest	616	1,121	1,726	2,450
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$140,090	$125,520	$293,438	$255,236

NET EARNINGS PER SHARE
Basic	$.53	$.47	$1.11	$.97
Diluted	$.52	$.46	$1.09	$.95

WEIGHTED AVG SHARES O/S
Basic	263,926	264,868	263,839	264,406
Diluted	270,410	270,780	270,317	269,960

DIVIDENDS DECLARED PER SHARE	$.20	$.17	$.40	$.34

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

	April 27, 2014	October 27, 2013
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$499,330	$434,014
Accounts receivable	515,161	551,500
Inventories	1,053,501	967,977
Income taxes receivable	14,603	-
Deferred income taxes	71,749	73,543
Prepaid expenses	12,293	13,000
Other current assets	5,975	7,379

TOTAL CURRENT ASSETS	2,172,612	2,047,413

INTANGIBLES	1,338,262	1,312,565

OTHER ASSETS	598,703	600,569

PROPERTY, PLANT & EQUIPMENT, NET	976,247	955,333

TOTAL ASSETS	$5,085,824	$4,915,880

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$751,994	$784,009

LONG-TERM DEBT — LESS CURRENT MATURITIES	250,000	250,000

OTHER LONG-TERM LIABILITIES	570,686	565,292

SHAREHOLDERS’ INVESTMENT	3,513,144	3,316,579

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$5,085,824	$4,915,880

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Twenty-Six Weeks Ended
	April 27, 2014	April 28, 2013
OPERATING ACTIVITIES
Net earnings	$295,164	$257,686
Depreciation and amortization of intangibles	63,684	61,161
Increase in working capital	(87,834)	(55,857)
Other	4,021	(5,432)
NET CASH PROVIDED BY OPERATING ACTIVITIES	275,035	257,558

INVESTING ACTIVITIES
Net sale of securities	-	77,558
Acquisitions of businesses/intangibles	(41,502)	(663,128)
Net purchases of property / equipment	(70,832)	(41,183)
Increase in investments, equity in affiliates, and other assets	(111)	(5,016)
NET CASH USED IN INVESTING ACTIVITIES	(112,445)	(631,769)

FINANCING ACTIVITIES
Dividends paid on common stock	(97,594)	(84,405)
Share repurchase	(15,126)	(7,928)
Other	15,584	46,753
NET CASH USED IN FINANCING ACTIVITIES	(97,136)	(45,580)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(138)	151
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	65,316	(419,640)
Cash and cash equivalents at beginning of year	434,014	682,388
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$499,330	$262,748